FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in 2025 Board Election

PITTSBURGH, Nov. 21, 2025 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced the results of its 2025 election. Pennsylvania members reelected Joseph W. Major, Founder, Chairman of the Board and Chief Executive Officer of The Victory Bank. Additionally, Pennsylvania members elected Charles B. “Charlie” Crawford, Jr., Chairman and CEO of Hyperion Bank. Both will serve as Pennsylvania member directors.

Pennsylvania, Delaware, and West Virginia members reelected Thomas H. Murphy, Chief Transformation Officer at the University of Pennsylvania.

Each elected director is eligible to serve a four-year term beginning on Jan. 1, 2026.

Other Directors Serving on FHLBank Board of Directors

In addition to the elected directors listed above, FHLBank’s Board of Directors for 2026 also includes: Nathaniel S. Bonnell, Glenn R. Brooks, Romulo L Diaz, Jr., James V. Dionise, Angel Helm, Louise M. Herrle, Blanche L. Jackson, Sheryl Jordan, Brendan J. McGill, Dr. Howard B. Slaughter, Jr., and Jeane M. Vidoni. For more information about FHLBank’s directors, visit https://www.fhlb-pgh.com/leadership/board-of-directors.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

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